FREE WRITING PROSPECTUS

FILED PURSUANT TO RULE 433

REGISTRATION FILE NUMBER: 333-171508-02

Sent: Tuesday, January 17, 2012 10:22 AM
Subject: GSMS 2012-GC6 -- New Issue Announcement Public (external)

GSMS 2012-GC6 -- New Issue Announcement Public (external)

$808.03mm Fixed-Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.

Co-Manager: RBS Securities Inc. and Wells Fargo Securities, LLC

Class	Fitch/Mdy	Size($mm)	WAL(yr)	CE%	Cum LTV	UW NOI Debt Yield
A1	AAA(sf)/Aaa(sf)	65.525	2.32	30.000	43.4%	17.2%
A2	AAA(sf)/Aaa(sf)	82.190	4.53	30.000	43.4%	17.2%
A3	AAA(sf)/Aaa(sf)	570.467	9.57	30.000	43.4%	17.2%
A-AB	AAA(sf)/Aaa(sf)	89.850	7.18	30.000	43.4%	17.2%

Collateral Summary

Pool Balance:	$1,154.3mm
Number of Mortgage Loans:	80
Number of Mortgaged Properties:	127
Wtd Avg Mortgage Interest Rate:	5.7220%
Wtd Avg Rem Term to Maturity (mos):	112
Wtd Avg Rem Amort Term (mos):	343
Wtd Avg Cut-Off LTV:	63.3%
Wtd Avg DSCR:	1.57x
% of Mortgage Loans w/ Add’l Debt:	0.7%
Property Type:	39.5% Retail, 16.3% Hospitality, 16.0% Office, 12.6% Manufactured Housing, 10.7% Multifamily, 3.0% Self Storage, 1.1% Mixed Use, 0.6% Industrial, 0.3% Other
Top 5 States:	16.9% TX, 13.5% NV, 13.0% FL, 7.7% OH, 5.4% CA

Anticipated Timing

Global Investor Call:	Wed, Jan 18
Price Guidance:	Thu, Jan 19
Anticipated Pricing:	Week of Jan 23
Anticipated Closing:	Thu, Feb 9

Global Investor Call Details

Date:	Wed, Jan 18
Time:	11:30 AM EDT
US Dial-in:	888-347-5685
Intl Dial-in:	719-457-2712
Passcode:	4041987

Free Writing Prospectus

<<GSMS 2012-GC6 FWP_FINAL.pdf>>

Termsheet

<<GSMS 2012-GC6 Term Sheet_FINAL.pdf>>

Annex A

<<GSMS 2012-GC6 Annex A - RED.xlsx>>

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.